UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 2, 2011

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 2, 2011, we amended our Wafer Supply Agreement with GLOBALFOUNDRIES, Inc. (“GF”). The primary effect of the amendment was to change the pricing methodology applicable to wafers delivered in 2011 for our microprocessor and accelerated processing unit (“APU”) products. The amendment also modifies our existing commitments regarding the production of certain graphics processing unit (“GPU”) and chipset products at GF. Pursuant to the amendment, GF has committed to provide us with, and we have committed to purchase, a fixed number of 45nm and 32nm wafers per quarter in 2011. We will pay GF a fixed price for 45nm wafers delivered in 2011. Our price for 32nm wafers will vary based on the wafer volumes and manufacturing yield of such wafers. In addition, we also agreed to pay an additional quarterly amount to GF during 2012 if GF meets specified conditions related to continued availability of 32nm capacity as of the beginning of 2012. We expect GF will meet the conditions to earn these payments. For 2012, pursuant to the amended Wafer Supply Agreement, we will resume compensating GF on a cost-plus basis to manufacture the wafers for our microprocessor and APU products. We currently estimate that we will pay GF approximately $1.1 to $1.5 billion in 2011 and $1.5 to $1.9 billion in 2012 for wafer purchases under the Wafer Supply Agreement, as amended. In 2010, we paid GF approximately $1.2 billion for wafer purchases. We based our 2011 and 2012 estimated costs in part on our current expectations regarding GF’s manufacturing yields and wafer volumes. These costs could increase or decrease as a result of variations in those yields and several other factors including our current expectations regarding demand for our products. We are not able to meaningfully quantify or estimate our purchase obligations to GF beyond 2012, but we expect that our future purchases from GF will continue to be material under the Wafer Supply Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Wafer Supply Agreement amendment, a copy of which will be filed with the Company’s next quarterly report on Form 10-Q.

On December 27, 2010, we filed a Form 8-K to disclose, among other things, the contribution of all of the outstanding ordinary shares of GLOBALFOUNDRIES Singapore Pte. Ltd. by ATIC International Investment Company LLC to GF in exchange for newly issued shares of GF Class A Preferred Shares (the “GFS Contribution”). In that Form 8-K, we indicated that as a result of the GFS Contribution, we expected to recognize a non-cash gain related to the dilution of our equity interest in GF in the first fiscal quarter of 2011, the exact amount of which we could not determine at that time. We have now determined that we will recognize a non-cash gain, net of certain costs, of approximately $492 million, which will be reflected in the Equity in net income (loss) of investee line of our Consolidated Statements of Operations for the first fiscal quarter of 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2011	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant Secretary